EXHIBIT 10.3
AVANADE ASIA PTE. LTD.
STATEMENT OF TERMS AND CONDITIONS OF EMPLOYMENT
Avanade Asia Pte. Ltd. (“Avanade”) is pleased to make you this offer of employment on the following terms and conditions:

NAME OF EMPLOYER :	Avanade Asia Pte Ltd.

NAME OF EMPLOYEE :	Ang Miah Boon

PLACE OF EMPLOYMENT :	238A Thomson Road
#25-01 Novena Square
Office Tower A
Singapore 307684

EMPLOYMENT POSITION :	General Manager, Asia Pacific

You acknowledge that Avanade may propose that you be seconded, transferred or assigned to continue your service under this Agreement in any part of the world to perform the duties from time to time at the sole discretion of Avanade. Avanade will consult you on such proposed secondment, transfer or assignment and obtain your consent before proceeding.

STARTING DATE:	December 11, 2006

SALARY:	You will be paid a salary of SGD $475.000 per annum or SGD $36,538.46 per month.

Salary will be paid monthly on the last day of each month. Your annual base salary will be paid over 13 months. The 13th month salary will be paid with your December salary.

In the event that you leave Avanade during the year, your 13th month salary will be paid on your departure date on a prorated basis.

In addition to the above, you will be eligible for participation in our Executive Bonus plans per the terms and conditions of the plan. The Executive Bonus plan for FY07 is attached. Please note that our Executive Bonus Plan is subject to change on an annual basis.

In the event of the termination of your employment with Avanade for any reason whatsoever, you agree that Avanade may deduct from any unpaid pay any amount that may be due from you to Avanade as well as any tax liabilities or sums that may be due to government bodies. You agree that the balance of such unpaid amounts shall be paid to you on the

Ang Miah Boon	Avanade Asia Pte Ltd.

confirmation and settlement of such liabilities.

You agree to treat your remuneration package with strict confidentiality and not disclose any details to anyone.

Avanade Value Units (AVUs):	We will recommend to the Compensation Committee of the Board of Directors of Avanade Inc. (the “Compensation Committee”) that you receive a grant of 100,000 Avanade Valuation Units (“AVUs”) under the Plan at the next grant cycle (provided you are still an employee and are otherwise eligible at that time). This recommendation is subject to Compensation Committee approval.

The next grant of AVUs to eligible employees of Avanade Inc. or a subsidiary of Avanade Inc. is expected to occur in November 2006,

Details of the AVU plan are set forth in the attached AVU letter.

PROBATIONARY PERIOD	All employees are subject to an initial probationary period of six months from the date of commencement of full time employment with Avanade. This period allows both the employee and the company to determine if there is an appropriate fit in terms of skills, experience, personality, performance and culture.

Either Avanade or you may terminate your employment during the probation by providing written notice of intention. This notice must be given 2 weeks in advance.

CENTRAL PROVIDENT FUND (CPF):	As required by law, all Singapore citizens and permanent resident employees are subjected to CPF contributions. The salary figures quoted above, as is normal industry practice, include the employee’s contribution.

STANDARD HOURS OF WORK:	The standard working week is 40 hours exclusive of a one-hour luncheon break. The office hours are:

Mondays to Fridays - 8.30 am to 5.30 pm

A one-hour lunch break may be taken some time between noon and 2:00 p.m.

When working at a client’s premises, you are expected to follow the office hours and lunch breaks set by the client.

You acknowledge however that your services may be required in addition to the 40 hours or at times outside the stated office hours. You agree to perform

Ang Miah Boon	Avanade Asia Pte Ltd

your duties at such times and to obey all reasonable instructions.

VACATION ENTITLEMENT:	The annual vacation entitlement is 20 working days per annum. Vacation will accrue at the rate of 13.33 hours per month of service.

In the event your employment terminates before you have accrued all the vacation days you have actually used, you agree that Avanade may withhold and deduct from your final paycheck the pay associated with the vacation days used but not accrued. You shall be entitled to payment of unused vacation that accrued in the year in which such termination occurred.

Unused vacation may be carried from one year to the next. Maximum vacation to be carried forward into the next year may not exceed 40 hours (5 working days) and must be utilized by the first quarter of the following financial year. Any unused vacation beyond the 40 hours (5 working days) will be forfeited. You are not entitled to payment for forfeited vacation.

In addition, you are entitled to all official public holidays.

OTHER PAID TIME OFF:	Sick leave:
• Days off due to sickness must be supported by a medical certificate from a registered medical practitioner. Each employee is entitled to 14 days of medical leave.

Hospitalization leave
• Up to 60 days a year
• Absence must be supported by a medical certificate from a recognized hospital

Marriage leave:
• 3 working days for first legal marriage to be taken 3 months before or after the customary ceremony

Paternity leave:
• 3 working days per birth to be utilized within 2 months of the birth of a child

Compassionate Leave
• 3 working days or 24 hours per death in the event of the demise of grandparents, grandparents-in-law, parents, parents -in-law, spouse, children or siblings.

TERMINATION OF EMPLOYMENT (after confirmation):	Either Avanade or you may terminate your employment by providing written notice of intention to terminate such employment. This notice must be given three months in advance.

Ang Miah Boon	Avanade Asia Pte Ltd.

The use of vacation leave or salary in lieu of notice to offset the period of notice will be at the sole discretion of Avanade.

Avanade may also terminate your employment without notice for cause which includes (but is not limited to) situations where you are insubordinate or where you breach this Agreement; injure Avanade or its business reputation, or where you are found to be dishonest or to have committed fraud, malfeasance, gross negligence or misconduct. Your employment can also be terminated without notice if you plead guilty to or are arrested, indicted, or convicted of, a crime involving moral turpitude.

NON-COMPETE CLAUSE:	Whilst under the employment of Avanade, you shall not engage directly or indirectly, either in your name or through any other person, in any other business or professional activity, which could be of conflict or compete with Avanade’s business, or adversely affect the performance of your duty in this contract of employment,

In addition, employees who leave Avanade will not be able to hire Avanade employees for a period of one year after the date of termination of your employment.

EMPLOYEE HANDBOOK, OFFICE RULES & POLICIES:	You are expected to constantly review and to comply with the Avanade’s office rules and policies, which are set out in the Avanade Employee Handbook. The supplementary bulletins issued from time to time are considered part of the rules and policies.

CONFIDENTIALITY & INTEREST IN CLIENT’S BUSINESS:	It is a condition of this offer of employment that you sign a business protection agreement which is forwarded to you with this offer. You are expected to maintain the confidential nature of all matters pertaining to the affairs of our clients.

OTHER BENEFITS:

PROFESSIONAL MEMBERSHIP:	Avanade encourages the on-going professional development of its employees. It will therefore, reimburse the annual subscription fees for up to 2 approved professional bodies for all employees. You are required to present receipts for the payment of such subscriptions.

ALLOWANCES & CLAIMS:	Car Allowance
A car allowance of SGD $3,000 per month will be given to employees to cover petrol, parking, Electronic Road Pricing and other travel related expenses.

Overseas/Out-of-town Allowances:
Per diems according to the prevailing policy will be

Ang Miah Boon	Avanade Asia Pte Ltd.

paid to all employees assigned to overseas/out-of- town projects for each night spent outside your home country.

Mobile Phone Allowance
Employees are entitled to claim for local business- related mobile phone calls.

MEDICAL CARE:	You will be eligible for all benefits available to any other Avanade employees, starting the first calendar month following your start date. Details of the medical care programs are listed In the Avanade’s Employee’s Handbook. Medical benefits essentially cover:

• Group Personal Accident
• Group Term Life insurance
• Group Hospitalization and Surgical Insurance

MISCELLANEOUS:	This Agreement is governed and construed in accordance with the laws of the Republic of Singapore. The parties agree that any rule of law which states that the agreement will be construed against the party drafting the agreement will not be applied. Any forbearance or delay on the part of Avanade in exercising any of its rights in respect of any breach by you of any provision of this Agreement will not be construed as a waiver of the breach or any continuing breach.

Supplementary information regarding conditions of employment and office procedures can be obtained by referring to the Avanade Employee Handbook which is made available to you on commencement of employment and from time to time.
I, the undersigned, hereby acknowledge that I have read and accepted the terms and conditions of employment as outlined above.

5 OCT 2006	/s/ Ang Miah Boon
Date	Signature
Name : Ang Miah Boon

Ang Miah Boon	Avanade Asia Pte Ltd.